Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Complete Production Services, Inc.
We have issued our reports dated February 18, 2011, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Complete Production Services, Inc. on Form 10-K for the year ended December 31, 2010. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Complete Production Services, Inc. on Forms S-8 (File No. 333-136350, effective August 7, 2006; File No. 333-141628, effective March 28, 2007; File No. 333-151091, effective May 22, 2008 and File No. 333-159440, effective May 22, 2009).

/s/  Grant Thornton LLP
Houston, Texas
February 18, 2011